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                                                                     Exhibit 2.4

                                FIRST AMENDMENT
                            TO THE RIGHTS AGREEMENT
                         DATED AS OF SEPTEMBER 22, 1998
                  BETWEEN PEDIATRIC SERVICES OF AMERICA, INC.
  AND MELLON INVESTOR SERVICES LLC (FORMERLY CHASEMELLON SHAREHOLDER SERVICES,
                               LLC), RIGHTS AGENT

THIS FIRST AMENDMENT (the "First Amendment") to the Rights Agreement (the "Rights Agreement") dated as of September 22, 1998 between Pediatric Services of America, Inc. and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, LLC), as Rights Agent (the "Rights Agent") is made on the 21/st/ day of December, 2000 by Pediatric Services of America, Inc. (the "Company") and the Rights Agent.

                              W I T N E S S E T H

     WHEREAS, the Company has established the Rights Agreement;

     WHEREAS, Section 27 of the Rights Agreement permits the Company to supplement or amend any provision of the Rights Agreement, subject to certain conditions, without the approval of the holders of the Rights, in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates;

     WHEREAS, the Company deems it necessary and desirable to amend the Rights Agreement in order to revise the definition of "Acquiring Person;"

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

     1. Section 1(a) of the Rights Agreement shall be amended by adding a new third paragraph to read in its entirety as follows:

          "Notwithstanding the foregoing, if, prior to becoming an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a), a Person advises the Board of Directors of the Company that such Person desires to become through one or more transactions the Beneficial Owner of 15% or more, but less than 20%, of the shares of Common Stock then outstanding, then the Board of Directors may permit such Person to become the Beneficial Owner of 15% or more, but less than 20%, of the shares of Common Stock then outstanding without being deemed an Acquiring Person and who shall thereafter be deemed a "Special Acquiring Person," so long as a majority of the Continuing Directors or, if
                   ----------
there are no Continuing Directors, a majority of the Board of Directors of the Company determines in good faith that such Special Acquiring Person will not Beneficially Own such shares of Common Stock for the purpose of or with the effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect, or in connection with any plan or proposal described in Item 4(b)-(j), inclusive, of
Schedule 13D under the Exchange Act unless such plan or proposal is otherwise acceptable to a majority of the Continuing Directors or, if there are no Continuing Directors, a majority of the Board of Directors of the Company; provided, however, that if such Special Acquiring Person shall become the Beneficial Owner of 20% or more of the shares of Common Stock of the Company by reason of share purchases or a recapitalization by the Company and shall, after such share purchases or recapitalization by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company (other than as a result of a subsequent occurrence of a Triggering Event, a stock dividend or a subdivision of the Company's Common Stock into a larger number of shares or a similar transaction), then such Special Acquiring Person shall thereafter be deemed to be an Acquiring Person. If a majority of the Continuing Directors or, if there are no Continuing Directors, a majority of the Board of Directors of the Company, subsequently determines in good faith that a Special Acquiring Person Beneficially Owns such shares of Common Stock for the purpose of or with the effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect, or in connection with any plan or proposal described in Item 4(b)-(j), inclusive, of Schedule 13D under the Exchange Act which plan or proposal is not otherwise acceptable to a majority of the Continuing Directors or, if there are no Continuing Directors, a majority of the Board of Directors of the Company, then such directors of the Company may deem the Special Acquiring Person an Acquiring Person."

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     2.   The first sentence of Section 2 of the Rights Agreement is hereby amended to delete the following words:

     "and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)."

     3. Section 20(c) of the Rights Agreement is hereby amended by adding the following words to the end of such section:

     "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     4. Except as expressly set forth herein, all other terms and provisions of the Rights Agreement shall remain in full force and effect.

     5. This First Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Rights Agreement to be duly executed as of the date and year first above written.

Attest:                               PEDIATRIC SERVICES OF
                                      AMERICA, INC.


/s/ Susan E. Dignan                   /s/ Joseph D. Sansone
----------------------------          ------------------------------------
Susan E. Dignan                       Joseph D. Sansone
Vice President and                    Chairman of the Board, President and
Corporate Counsel                     Chief Executive Officer

Attest:                               MELLON INVESTOR
                                      SERVICES LLC


By: /s/ Rita A. Swartz                By: /s/ Linda Fuhrer
   -------------------------             ---------------------------------
Name:   Rita A. Swartz                Name:   Linda Fuhrer
     -----------------------               -------------------------------
Title:  Vice President                Title:  Assistant Vice President
      ----------------------                ------------------------------

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